UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 5, 2014
Date of Report (date of earliest event reported)
Overstock.com, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

6350 South 3000 East
Salt Lake City, Utah 84121
(Address of principal executive offices)

(801) 947-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 5, 2014, O.Com Land LLC (the “Company”), a wholly owned subsidiary of Overstock.com, Inc., entered into a Purchase and Sale Agreement dated May 5, 2014 with Gardner Bingham Junction Holdings, L.C. and Arbor Bingham Junction Holdings, L.C. (the “Agreement”) to purchase approximately 13.99 acres of real property located in the Salt Lake Valley, together with its improvements and appurtenances (collectively, the “Parcel”). The Agreement requires an earnest money deposit of $125,000. The Parcel purchase price is approximately $7,920,000. The Agreement provides for a due diligence period of 90 days for the Company to survey and review information concerning the Parcel and obtain permits and approvals to allow for the Company’s development of a headquarters facility on the Parcel. The Agreement provides for a right of repurchase in the seller if the Company does not commence construction of an office building of at least 220,000 square feet and specified parking facilities within 24 months of the closing date of the Parcel purchase.

On May 5, 2014, O.Com Land LLC (the “Company”), a wholly owned subsidiary of Overstock.com, Inc., entered into a Project Management Agreement (the “Agreement”) for the development of an office building to serve as Overstock.com headquarters (the “Project”), to be constructed in the Salt Lake Valley on approximately 13.99 acres of real property which the Company intends to purchase. The Agreement covers development services to be performed by Gardner CMS, L.C. a Salt Lake City-based developer. Services include enumerated pre-construction, construction, and completion phases of the Project and other services. The Company will pay $3,500,000 for the development services.

The Company's preliminary estimate of the aggregate costs of the corporate facility are likely to be in the range of $75 million to $90 million.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Purchase and Sale Agreement, dated May 5, 2014.

10.2 Project Management Agreement, dated May 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ MARK J. GRIFFIN
Mark J. Griffin
Senior Vice President, General Counsel and Corporate Secretary
Date:	May 7, 2014

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